                                                                    EXHIBIT 10.9

                              SUBLEASE AND CONSENT
                              --------------------


     THIS SUBLEASE AND CONSENT ("Sublease") is made as of July 16, 1996, by and between ARIZONA PHYSICIANS IPA, INC., an Arizona corporation ("Tenant"), having an address at 1314 North 3rd Avenue, Phoenix, Arizona 85012, INTERACTIVE FLIGHT TECHNOLOGIES, INC., a Delaware corporation ("Sublessee") having a main address at 3070 West Post Road, Las Vegas, Nevada 89118 and AGF 4041 LIMITED PARTNERSHIP, a Texas limited partnership ("Landlord"), having an address at 4041 North Central Avenue, Suite 101, Phoenix, Arizona 85012, ATTN: Property Management Office.

     A. Landlord or its predecessor in interest, and Tenant or its predecessor in interest, have heretofore entered into that certain Office Lease, dated October 28, 1987 as amended by documents dated November 24, 1987, September 9, 1990, March 1, 1991, April 29, 1991, February 27, 1992 and including Lease Extension Agreement dated July 19, 1993 (collectively the "Lease dated October 28, 1987") for the premises (the "Premises") described as Suite(s) or Room(s) A-200, B-100 and B-200 in the property (the "Building") known as 4041 Central Plaza, located at 4041 North Central Avenue, Phoenix, Arizona 85012 (collectively, the "Master Lease"), a copy of which is attached hereto as Exhibit "B".
-----------

     B. Sublessee desires to obtain space in the Building, Tenant desires to sublease space to Sublessee, and Landlord is willing to approve the same, all on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties hereto covenant and agree as follows:

     1. Tenant shall and hereby does sublease to Sublessee and Sublessee shall and hereby does sublease from Tenant all of Tenant's right and interest (except as otherwise set forth herein) to Suite/Room B-100 and Suite/Room B-200 (containing approximately 24,781 rentable square feet) of the Premises, as more fully described in the Master Lease (but excluding Suite A-200 described in the Master Lease) and shown on Exhibit "A" attached hereto (the "Sublease Premises").

     2. The term of this Sublease shall commence on July 15, 1996 (the "Commencement Date") and terminate on October 31, 1998 (the "Expiration Date"), unless sooner terminated in accordance herewith and in accordance with the Master Lease, subject to Section 9, below.

     3. Sublessee shall pay Tenant as base rent (not including additional rent and other charges), the sum of THIRTY THOUSAND NINE HUNDRED SEVENTY-SIX AND 25/100'S DOLLARS ($30,976.25), per month, plus tax, in advance on the first day of each month, commencing, on July 15, 1996, and continuing each month thereafter during the term of this Sublease. Basic Rent for the partial month occurring at the beginning of the term of this Sublease shall be prorated based upon a 30 day month and shall be paid in advance upon execution of this Sublease by Sublessee. All other payments of basic rent shall be due and payable on or before the first day of each calendar month. Sublessee shall pay all other sums due as additional rental and other charges under the provisions of the Master Lease on the base rental payment due date first occurring after the additional rental payment arises. Any such additional rental obligations shall be prorated based on the ratio of the rentable square footage of the Sublease Premises to the rentable square footage of the Premises.

     4. Tenant hereby acknowledges receipt of the sum of Thirty-One Thousand Nine Hundred Fifty-Two and 00/100's Dollars ($31,952.00) as a security deposit for the full and faithful performance-, of each and every provision of this Sublease to be performed by Sublessee. If Sublessee shall fully and faithfully perform every provision of this Sublease to be performed by Sublessee, said Security Deposit shall be reassigned to Sublessee at the expiration of the term of this Sublease. It is understood by the parties hereto that Tenant shall not be required to keep said Security Deposit separate from its funds and Sublessee shall not be entitled to any interest on the Security Deposit.

     5. Sublessee shall perform and observe the terms and conditions to be performed on the part of Tenant under the provisions of the Master Lease, except for the payment of rent, and shall indemnify Tenant and Landlord against all claims, damages, costs and expenses arising out of Sublessee's failure to perform or observe any such terms or conditions, subject, however, to all the express terms and conditions of this Sublease. If Sublessee shall default hereunder and not cure within the time permitted for cure of such default under the Master Lease, Tenant shall have all remedies against Sublessee provided for Landlord under the Master Lease, and if such default shall constitute a default under the Master Lease, Landlord shall have all remedies available to Landlord thereunder.

     6. This Sublease shall be of no force or effect unless and until executed and delivered by all parties hereto. No provision of this Sublease may be amended except in writing signed by all parties hereto or their successors. By execution hereof, Tenant ratifies and reaffirms the Master Lease and Sublessee acknowledges that it has received a complete and correct copy of the Master Lease and is familiar with the terms thereof.

     7. Neither the Master Lease, nor this Sublease shall be deemed to grant Sublessee any rights whatsoever against Landlord. Sublessee hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of its rights in connection with the Sublease Premises (as defined in the Sublease) shall be solely against Tenant.

     8. This Sublease shall not release Tenant from any existing or future duty, obligation, payment or liability to Landlord pursuant to the Master Lease, nor shall this Sublease change, modify or amend the Master Lease in any manner. In particular, and without prejudice to the generality of the foregoing, this Sublease shall not absolve Tenant from the requirement set forth in the Master Lease that Tenant obtain Landlord's prior written approval for any further subleases or assignments.

     9. (a) In the event of any Master Lease Termination (as hereinafter defined) prior to the termination of this Sublease, at Landlord's option, Sublessee agrees to attorn to Landlord and to recognize Landlord as Sublessee's Landlord under the Sublease, upon the terms and conditions and at the rental rate specified in this Sublease, and for the then remaining term of this Sublease, except that Landlord shall not be bound by any provision of this Sublease which in any way increases Landlord's duties, obligation or liabilities to Sublessee beyond those owed to Tenant under the Master Lease. Sublessee agrees to execute and deliver at any time and from time to time, upon the request of Landlord, any instruments which may be necessary or appropriate to evidence such attornment. Landlord shall not (i) be liable to Sublessee for any act, omission or breach of this Sublease by Tenant, (ii) be subject to any offsets or defenses which Sublessee might have against Tenant, (iii) be bound by any rent or additional rent which Sublessee might have paid in advance to Tenant, or (iv) be bound to honor any rights of Sublessee in any security deposit made with Tenant except to the extent Tenant has turned over such security deposit to Landlord. Tenant hereby agrees that in the event of Master Lease Termination, Tenant shall immediately pay or transfer to Landlord any security deposits, rent or other sums then held by Tenant.

          (b) "Master Lease Termination" means any event, which by voluntary or involuntary act or by operation of law, has caused or permitted the Master Lease to be terminated, expire, be canceled, be foreclosed against, be forfeited, or otherwise come to an end, including but not limited to (1) a default by Tenant under the Master Lease of any of the terms or provisions thereof; (2) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Master Lease is subject; or (3) the termination of Tenant's leasehold estate by dispossession proceeding or otherwise.

          (c) In the event of adornment hereunder, Landlord's liability shall be limited to matters arising during, Landlord's actual fee title ownership of the Building, and in the event that Landlord (or any successor owner) shall convey or dispose of the Building to another party, such party shall thereupon be and become landlord hereunder and shall be deemed to have fully assumed and be liable for all obligations under this Sublease to be performed by landlord which first arise after the date of conveyance, including the return of any security deposit, and Tenant shall attorn to such other party, and Landlord (or such successor owner) shall, from and after the date of conveyance, be free of all liabilities and obligations hereunder not then incurred. The liability of Landlord to Sublessee for any default by Landlord under this Sublease after such attornment, or arising in connection with Landlord's operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the Sublease Premises, shall be limited to the interest of the Landlord in the Building (and proceeds thereof). Under no circumstances shall any present or future general partner of Landlord (if Landlord is a partnership), or individual trustee or beneficiary (if Landlord or any partner of Landlord is a trust) have any liability for the performance of Landlord's obligations under this Sublease.

          (d) Tenant hereby agrees that within two (2) business days after receipt, Tenant shall furnish Sublessee with any and all notices or other communication, including, without limitation, notices of default, received from Landlord pertaining to the Sublease Premises.

     10. In addition to Landlord's rights under Section 9 hereof, in the event Tenant is in default under any of the terms and provisions of the Master Lease, Landlord may elect, at its option, to receive directly from Sublessee all sums due or payable to Tenant by Sublessee pursuant to this Sublease, and upon receipt of Landlord's notice, Sublessee shall thereafter pay Landlord any sums becoming due or payable under this Sublease, and Tenant shall receive from Landlord a corresponding credit for such sums against any and all payments then due or thereafter becoming due from Tenant. Neither the service of such written notice nor the receipt of such direct payments shall cause Landlord to assume any of Tenant's duties, obligations and/or liabilities under this Sublease, nor shall such event impose upon Landlord the duty or obligation to honor this Sublease, nor subsequently to accept Sublessee's attornment pursuant to Section 9(a) hereof.

     11. Sublessee hereby acknowledges that it has read and has knowledge of all of the terms, provisions, rules and regulations of the Master Lease and agrees not to do or omit to do anything which would cause Tenant to be in breach of the Master Lease. Any such act or omission shall also constitute a breach of this Sublease entitling Landlord to recover any damage, loss, cost, or expense which it thereby suffers, from Sublessee, whether or not Landlord proceeds against Tenant. If the Master Lease requires the payment of percentage rent, based on a percentage of gross sales or other sales in or from the Premises, Sublessee shall comply with all provisions of the Master Lease respecting the same, including, without limitation, all requirements concerning the keeping of books, records, and other items, and reporting of gross sales to Landlord. In such case, Sublessee's sales shall be included in Tenant's gross sales for purposes of computing Tenant's percentage rent obligations under the Master Lease.

     12. In the event of any litigation between the parties hereto with respect to the subject matter hereof, the unsuccessful party agrees to pay to the successful party or parties all costs, expenses and reasonable attorneys' fees incurred therein by the successful party or parties, which shall be included as a part of any judgment or order rendered therein.

     13. This Sublease shall be binding upon and inure to the benefit of the parties' respective successors and assigns, subject at all times, to all agreements and restrictions contained in the Master Lease, and herein, with respect to subleasing, assignment, or other transfer. The agreements contained herein constitute the entire understanding between the parties with respect to the subject hereof, and supersede all prior agreements, written or oral, inconsistent herewith. This Sublease may be amended only in writing, signed by all parties hereto.

     14. Notices required or desired to be given hereunder shall be effective either upon personal delivery or twenty-four (24) hours after deposit in the United States mail, by certified mail, return receipt requested, addressed to the parties at the addresses set forth above. Any party may change its address for notice by giving notice in the manner hereinabove provided.

     15. In order to help reimburse Landlord's legal and administrative expenses in reviewing this Sublease, Tenant shall have paid before or contemporaneously with its submission hereof for Landlord's review the non-refundable amount of Three Hundred and no/100 Dollars ($300.00) (the "Submission Fee"). Landlord's acceptance of such Submission Fee shall impose no duty or obligation upon Landlord to consent to the transaction contemplated herein nor to execute this Sublease. In the event that the foregoing Submission Fee has not been submitted before or contemporaneously with this Sublease, it shall become due as an additional rental obligation under the Master Lease, payable upon demand by Landlord, and shall become the joint and several obligation of the Tenant, and in the event this Sublease is executed by Landlord, of Sublessee. Tenant shall also promptly pay Landlord any share of subleasing premiums or profits, or other items, required under the Master Lease in connection with sublease approvals.

     16. Notwithstanding anything to the contrary set forth herein or elsewhere, if the Master Lease was guaranteed at the time of execution or at any time prior hereto by any guarantor, then Landlord may at any time hereafter declare all of its agreements in this Sublease to be null and void and of no force and effect unless and until Landlord receives a counterpart of this Sublease indicating the approval thereof by any and all such guarantor(s) and their spouses.

     17. Tenant and Sublessee agree to indemnify and hold Landlord harmless from and against any loss, cost, expense, damage or liability, including reasonable attorneys' fees, incurred as a result of a claim by any person or entity (i) that it is entitled to a commission, finder's fee or like payment in connection with this Sublease or (ii) relating to or arising out of this Sublease or any related agreement or dealings.

     18.  [Intentionally Left Blank.]

     19. Sublessee acknowledges and agrees that Sublessee has inspected the Sublease Premises and agrees to accept the same "as is and with all faults" without any agreements, representations, understandings or obligations on the part of Tenant or Landlord to perform any alterations, repairs or improvements. Any construction, alterations or improvements made to the Sublease Premises by Sublessee shall be subject to Tenant's and Landlord's prior written approval including without limitation, approval of plans, specifications, contractors and subcontractors therefor, and all applicable terms and conditions of the Lease relating to construction, alterations or improvements of the Premises, and such other reasonable requirements or conditions as Tenant or Landlord may impose. During any period that Sublessee shall be permitted to enter the Sublease Premises prior to the Commencement Date other than to occupy the same (e.g., to perform alterations or improvements), Sublessee shall comply with all terms and provisions of this Sublease, except those provisions requiring payment of rentals. If Sublessee shall be permitted to enter the Sublease Premises prior to the Commencement Date for the purpose of occupying the same, rentals shall commence on such date; if Sublessee shall commence occupying only a portion of the Sublease Premises prior to the Commencement Date, rentals shall be prorated based on the number of rental square feet occupied by Sublessee.

THE RIDER ATTACHED HERETO IS HEREBY MADE A PART HEREOF AND IS BINDING

     IN WITNESS WHEREOF, the following parties have executed this Sublease as of the date first written above:


                           TENANT:

                           SAMARITAN HEALTH SYSTEM



                           By:  /s/ George A. Zara
                                ------------------
                           Name Typed:  George A. Zara
                                        --------------
                           Title:  Senior Vice President
                                   ---------------------

                           SUBLESSEE:

                           INTERACTIVE FLIGHT TECHNOLOGIES, a
                           Delaware corporation



                           By:  /s/ Michail Itkis
                                -----------------
                           Name Typed:  Michail Itkis
                                        -------------
                           Title:  CEO
                                   ---

                           LANDLORD:

                           AGF 4041 LIMITED PARTNERSHIP

                           By: Addison AGF, Inc., a Texas corporation


                           By: /s/ Abraham Azoulay
                               -------------------
                           Name Typed: Abraham Azoulay
                                       ---------------
                           Title: President
                                  ---------

                       RIDER ONE TO SUBLEASE AND CONSENT


     THIS RIDER ONE TO SUBLEASE AND CONSENT ("Rider") is attached to and made a part of that certain Sublease and Consent dated as of ________________, 1996, by and between ARIZONA PHYSICIANS IPA, INC., as Tenant, INTERACTIVE FLIGHT TECHNOLOGIES, INC., as Sublessee, and AGF 4041 LIMITED PARTNERSHIP, as Landlord. In the event of any conflict between the terms and conditions of this Rider and the terms and conditions of the Sublease, then this Rider shall govern and control. The term "Sublease" as used in the Sublease and this Rider shall hereafter refer to and mean the Sublease as modified by this Rider. The paragraphs below are numbered to commence after the last numbered paragraph of the Sublease.

     20.  Parking.  Sublessee and Tenant acknowledge and agree that all of the
          -------
parking privileges granted and to be granted to Sublessee are and shall be covered under that certain Parking Agreement attached hereto and made a part hereof. The Parking Agreement dated October 28, 1987 and any other parking privileges set forth in the Lease dated October 28, 1987 are not made a part of this Sublease and Sublessee shall have no right to or interest in any parking privileges set forth in the Lease dated October 28, 1987. Further, Tenant shall have no right or privilege to sublet, assign, transfer, convey or use any of the parking privileges or rights granted pursuant to the Parking Agreement dated October 28, 1987 or any other provisions of the Lease dated October 28, 1987 for so long as this Sublease is in force and effect.



     21.  Inapplicable Provisions. It is hereby agreed by and between the
          -----------------------
parties that the terms and conditions under Security Deposit on page 14a of the Lease dated October 28, 1987 and Rider Three, Rider Four and Rider Six shall similarly not apply to this Sublease and no rights or privileges shall be conveyed, subleased or assigned to Sublessee from any of the foregoing provisions of the Lease dated October 28, 1987.

     22.  Standard Building Hours.  Notwithstanding anything to the contrary set
          -----------------------
forth in the Lease dated October 28, 1987, Building Standard Hours shall be Monday through Fridays from 8:00 a.m. to 6:00 p.m. (except legal holidays) and Saturdays from 8:00 a.m. to 1:00 p.m. (except legal holidays), provided, however, that heating, ventilation and air conditioning services for Saturdays must be requested by 3:00 p.m. on the preceding business day. Heating, ventilation and air conditioning services for hours other than the Building Standard Hours above may be made available for a charge calculated as follows:
(i) $45 per hour for the first hour and $40 per hour thereafter for the initial Suite activated, plus (ii) $7.00 per hour per Suite for each additional Suite activated.

     23.  Package Air Conditioning and Heating Unit.  Should the package air
          -----------------------------------------
conditioning and heating unit described in Rider Two to the Master Lease not be operational as of the date hereof, upon request by Sublessee to Tenant, which request shall be made no later than thirty (30) days after the date hereof, Tenant, at Tenant's cost, shall cause such repairs and replacements to made so that the unit is operational.

                               PARKING AGREEMENT

     THIS AGREEMENT made as of the ____ day of July, 1996, between AGF 4041 LIMITED PARTNERSHIP, a Texas Limited Partnership ("Landlord") and Interactive Flight Technologies, Inc., a Delaware corporation ("Tenant").

     1. The parties hereby acknowledge that they have heretofore entered, or are contemporaneously herewith entering, a certain lease dated July __, 1996 (the "Lease") for premises known as Suite(s) B-100 and B-200 ( the "Premises") located in the property known as 4041 North Central Avenue, Phoenix, Arizona 85012 (the "Property"). In the event of any conflict between the Lease and this Agreement, the latter shall control.

     2. Landlord hereby grants to Tenant and persons designated by Tenant a license to use up to three (3) parking spaces in the Property Garage, and ____ parking spaces in or on the parking structure located to the east of the building (collectively referred to herein as the "Garage"). The Term of such license shall commence on the Commencement Date under the Lease and shall continue until the earlier to occur of the Expiration Date under the Lease, or termination of the Lease or Tenant's abandonment of the Premises thereunder. During the Term of this license, Tenant shall pay Landlord the monthly charges established from time to time by Landlord for parking in the Garage, payable in advance, with Tenant's payment of monthly Base Rent. The initial charge for
such spaces is $     **     , per space, per month, or a total monthly charge of
                ------------
$      **        , for all such spaces.  No deductions from the monthly charge
  ---------------
shall be made for days on which the Garage is not used by Tenant. However, Tenant may reduce the number of parking spaces hereunder, at any time, by providing at least thirty (30) days advance written notice to Landlord, accompanied by any key-card, sticker or other identification or entrance system provided by Landlord or its parking contractor; such cancellation shall be irrevocable. Tenant may, from time to time, request additional parking spaces, and if Landlord shall provide the same, such spaces shall be provided and used an a month-to-month basis, and otherwise on the foregoing terms and provisions, and such monthly parking charges as Landlord shall establish from time to time.

     3. Tenant shall at all times comply with all applicable ordinances, rules, regulations, codes, laws, statutes and requirements of all federal, state, county and municipal governmental bodies or their subdivisions respecting the use of the Garage. Landlord reserves the right to adopt, modify and enforce reasonable Rules governing the use of the Garage from time to time, including any key-card, sticker or other identification or entrance system, and hours of operation. The Rules set forth hereinafter are currently in effect. Landlord may refuse to permit any person who violates such Rules to park in the Garage, and any violation of the Rules shall subject the car to removal from the Garage.

     4. The parking spaces hereunder shall be provided on an unreserved "first-come, first-served" basis. Tenant acknowledges that Landlord has or may arrange for the Garage to be operated by an independent contractor, not affiliated with Landlord. In such event, Tenant acknowledges that Landlord shall have no liability for claims arising through acts or omissions of such independent contractor, if such contractor is reputable. Except for intentional acts or gross negligence, Landlord shall have no liability whatsoever for any damage to property or any other items located in the Garage, nor for any personal injuries or death arising out of any matter relating to the Garage, and in all events, Tenant agrees to look first to its insurance carrier and to require that Tenant's employees look first to their respective insurance carriers for payment of any losses sustained in connection with any use of the Garage. Tenant hereby waives on behalf of its insurance carriers all rights of subrogation against Landlord or Landlord's agents. Landlord reserves the right to assign specific spaces, and to reserve spaces for visitors, small cars, handicapped persons and for other tenants, guests of tenants or other parties, and Tenant and persons designated by Tenant hereunder shall not park in any such assigned or reserved spaces. Landlord also reserves the right to close all or any portion of the Garage in order to make repairs or perform maintenance services, or to alter, modify, re-stripe or renovate the Garage, or if required by casualty, strike, condemnation, act of God, governmental law or requirement or other reason beyond Landlord's reasonable control. In such event, Landlord shall refund any prepaid parking rent hereunder, prorated on a per diem basis. If, for any other reason, Tenant or persons properly designated by Tenant, shall be denied access to the Garage, and Tenant or such persons shall have complied with this Agreement and this Agreement shall be in effect, Landlord's liability shall be limited to such parking charges (excluding tickets for parking violations) incurred by Tenant or such persons in utilizing alternative parking, which amount Landlord shall pay upon presentation of documentation supporting Tenant's claims in connection therewith.

     5. If Tenant shall default under this Agreement, Landlord shall have the right to remove from the Garage any vehicles hereunder which shall have been involved or shall have been owned or driven by parties involved in causing such default, without liability therefor whatsoever. In addition, if Tenant shall default under this Agreement, Landlord shall have the right to cancel this Agreement on ten days' written notice, unless within such ten day period, Tenant cures such default. It Tenant defaults with respect to the same term or condition under this Agreement more than three times during any twelve month period, and Landlord notifies Tenant thereof promptly after each such default, the next default of such term or condition during the succeeding twelve month period, shall, at Landlord's election, constitute an incurable default. Such cancellation right shall be cumulative and in addition to any other rights or remedies available to Landlord at law or equity, or provided under the Lease (all of which rights and remedies under the Lease are hereby incorporated herein. as though fully set forth). Any default by Tenant under the Lease shall be a default under this Agreement, and any default under this Agreement shall be a default under the Lease.

* covered reserved parking in the Property Garage (Parking Structure), plus up to Forty-One (41) in random (first come, first served), unreserved, covered or roof top parking spaces

** $45.00, plus tax per month per covered, reserved space, plus $35.00, plus tax per month per random, unreserved, covered space, plus $25.00, plus tax

***, to be and as calculated by Landlord from time to time.

                                     RULES

     (i) Garage hours shall be 6 A.M. to 8 P.M. or such other hours as Landlord shall determine from time to time.

     (ii) Cars must be parked entirely within the stall lines painted on the floor, and only small cars may be parked in areas reserved for small cars.

     (iii) All directional signs and arrows must be observed.

     (iv)  The speed limit shall be 5 miles per hour.

     (v) Spaces reserved for handicapped parking must be used only by vehicles properly designated.

     (vi) Parking is prohibited in all areas not expressly designated for parking, including without limitation:

           (a) areas not striped for parking

           (b) aisles

           (c) where "no parking" signs are posted

           (d) ramps

           (e) loading zones

     (vii) Parking stickers, key cards or any other devices or forms of identification or entry supplied by Landlord shall remain the property of Landlord. Such devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification device may not be obliterated. Devices are not transferable and any device in the possession of an unauthorized holder will be void.

     (viii) Monthly fees shall be payable in advance prior to the first day of each month. Failure to do so will automatically cancel parking privileges and a charge at the prevailing daily parking rate will be due. No deductions or allowances from the monthly rate will be made for days on which the Garage is not used by Tenant or its designees.

     (ix) Garage managers or attendants are not authorized to make or allow any exceptions to these Rules.

     (x)    Every parker is required to park and lock his own car.

     (xi) Loss or theft of parking identification, key cards or other such devices must be reported to Landlord or any garage manager immediately. Any parking devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution. Lost or stolen devices found by Tenant or its employees must be reported to the office of the garage immediately.

     (xii) Washing, waxing, cleaning or servicing of any vehicle by the customer and/or his agents is prohibited. Parking spaces may be used only for parking automobiles.

     (xiii) By signing this Parking Agreement, Tenant agrees to acquaint all persons to whom Tenant assigns parking space of these Rules.